September 25, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 3-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
$250,000
Capped Notes Linked to the iShares® Bitcoin Trust ETF due
September 30, 2030
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek exposure to any appreciation of the iShares® Bitcoin Trust ETF, which we refer to as the Fund, over the term of the notes, up to a maximum return of 40.00% at maturity.
• Investors should be willing to forgo interest payments, while seeking full repayment of principal at maturity.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Fund seeks to reflect generally the performance of the price of bitcoin and therefore the notes involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes priced on September 25, 2025 and are expected to settle on or about September 30, 2025.
• CUSIP: 48136GG46
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$37.50
$962.50
Total
$250,000
$9,375
$240,625
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $37.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of
Distribution (Conflicts of Interest)” in the accompanying product supplement.
The estimated value of the notes, when the terms of the notes were set, was $911.00 per $1,000 principal amount note.
See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Fund: The iShares® Bitcoin Trust ETF (Bloomberg ticker: IBIT)
Participation Rate: 100.00%
Maximum Amount: $400.00 per $1,000 principal amount note
Pricing Date: September 25, 2025
Original Issue Date (Settlement Date): On or about
September 30, 2025
Observation Date*: September 25, 2030
Maturity Date*: September 30, 2030
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying —
Notes Linked to a Single Underlying (Other Than a Commodity
Index)” and “General Terms of Notes — Postponement of a
Payment Date” in the accompanying product supplement
Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero and will not be greater than the Maximum
Amount.
You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan
Chase & Co.
Additional Amount†: The Additional Amount payable at
maturity per $1,000 principal amount note will equal:
$1,000 × Fund Return × Participation Rate,
provided that the Additional Amount will not be less than zero or greater than the Maximum Amount.
Fund Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing price of one share of the Fund on the
Pricing Date, which was $62.10
Final Value: The closing price of one share of the Fund on the
Observation Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing price of one share of the
Fund and is set equal to 1.0 on the Pricing Date. The Share
Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings —
Funds — Anti-Dilution Adjustments” in the accompanying
product supplement for further information.
† Subject to the impact of a liquidation event as described under
“Supplemental Terms of the Notes — Consequences of a Liquidation
Event” in this pricing supplement. In the event of a liquidation event, we have the right, but not the obligation, to cause the calculation agent to determine on the liquidation event date, as defined below, the value of the Additional Amount payable at maturity. Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the closing price of one share of the Fund on, the Observation Date.

PS-2 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
Supplemental Terms of the Notes
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the
Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures
Trading Commission.
Any values of the Fund, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Consequences of a Liquidation Event
Notwithstanding anything to the contrary under “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of
Closing Price and Trading Price” in the accompanying product supplement, if the Fund (or a successor fund (as defined in the accompanying product supplement)) is delisted, liquidated or otherwise terminated (each, a “liquidation event”) and the calculation agent determines, in its sole discretion, that no successor fund is available, we will have the right, but not the obligation, to adjust your payments on the notes based on determinations made by the calculation agent as described below. If we choose to exercise this right,
(a) the only remaining payment per note will be due and payable only at maturity and (b) for each note, we will pay you at maturity, instead of the amounts set forth in this pricing supplement, an amount equal to: (i) the Option Value; plus (ii) the principal amount.
Notwithstanding the foregoing, in no event will that amount be less than the smallest amount that could be payable at maturity under the terms of the notes if no liquidation event had occurred.
For purposes of this “Supplemental Terms of the Notes — Consequences of a Liquidation Event” section, the “Option Value” will be determined by the calculation agent in good faith and in a commercially reasonable manner by reference to, among other things, the last price published by the relevant exchange before the delisting of the Fund in the event of a liquidation event due to such delisting, and will be a fixed amount representing the price of the embedded option representing any Additional Amount payable on the notes at maturity, as of the date on which the calculation agent determines that a liquidation event has occurred and no successor fund is available (a “liquidation event date”), provided that the Option Value may not be less than zero.
If a liquidation event occurs and the calculation agent determines that no successor fund is available and we decide to exercise this right, we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee at its
New York office and to the holders of the notes. We, or the calculation agent, will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the liquidation event date. Additionally, we will specify in the notice the
Option Value as determined on the liquidation event date.

PS-3 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical payment at maturity on the notes linked to a hypothetical Fund. The hypothetical payments set forth below assume the following:
• an Initial Value of $100.00;
• a Participation Rate of 100.00%; and
• a Maximum Amount of $400.00 per $1,000 principal amount note.
The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value.
The actual Initial Value is the closing price of one share of the Fund on the Pricing Date and is specified under “Key Terms — Initial
Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under “The Fund” in this pricing supplement.
Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value
Fund Return
Additional Amount
Payment at Maturity
$180.00
80.00%
$400.00
$1,400.00
$165.00
65.00%
$400.00
$1,400.00
$150.00
50.00%
$400.00
$1,400.00
$140.00
40.00%
$400.00
$1,400.00
$130.00
30.00%
$300.00
$1,300.00
$120.00
20.00%
$200.00
$1,200.00
$110.00
10.00%
$100.00
$1,100.00
$105.00
5.00%
$50.00
$1,050.00
$101.00
1.00%
$10.00
$1,010.00
$100.00
0.00%
$0.00
$1,000.00
$95.00
-5.00%
$0.00
$1,000.00
$90.00
-10.00%
$0.00
$1,000.00
$80.00
-20.00%
$0.00
$1,000.00
$70.00
-30.00%
$0.00
$1,000.00
$60.00
-40.00%
$0.00
$1,000.00
$50.00
-50.00%
$0.00
$1,000.00
$40.00
-60.00%
$0.00
$1,000.00
$30.00
-70.00%
$0.00
$1,000.00
$20.00
-80.00%
$0.00
$1,000.00
$10.00
-90.00%
$0.00
$1,000.00
$0.00
-100.00%
$0.00
$1,000.00
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Fund Returns. There can be no assurance that the performance of the Fund will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-4 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
How the Notes Work
Upside Scenario:
If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional
Amount, which is equal to $1,000 times the Fund Return times the Participation Rate of 100.00% and which will not be greater than the
Maximum Amount of $400.00 per $1,000 principal amount note. An investor will realize the maximum payment at maturity at a Final
Value of 140.00% or more of the Initial Value.
• If the closing price of one share of the Fund increases 5.00%, investors will receive at maturity a return equal to 5.00%, or
$1,050.00 per $1,000 principal amount note.
• If the closing price of one share of the Fund increases 50.00%, investors will receive at maturity a return equal to 40.00%, or
$1,400.00 per $1,000 principal amount note, which is the maximum payment at maturity.
Par Scenario:
If the Final Value is equal to or less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
• THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —
If the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
• YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM AMOUNT,
regardless of any appreciation of the Fund, which may be significant.
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-5 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
• THE NOTES DO NOT PAY INTEREST.
• YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR ITS UNDERLYING ASSET.
• WE MAY DETERMINE THE ADDITIONAL AMOUNT FOR YOUR NOTES EARLY IF A LIQUIDATION EVENT OCCURS —
If a liquidation event occurs and the calculation agent determines, in its sole discretion, that no successor fund is available, we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount for your notes early based on the calculation agent’s good faith determination of the option value for your notes (i.e., the price of the embedded option representing the Additional Amount payable on the notes at maturity) on the liquidation event date (as defined above), which may be significantly earlier than the Observation Date. Under these circumstances, the amount due and payable on your notes will be due and payable only at maturity, and that amount will not reflect any appreciation of the Fund after such early determination. See
“Supplemental Terms of the Notes — Consequences of a Liquidation Event” in this pricing supplement for more information.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may

PS-6 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk
Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Fund
• THE FUND IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION
UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —
Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
• THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING ASSET AS WELL AS THE NET ASSET
VALUE PER SHARE —
The Fund does not fully replicate the performance of bitcoin, which we refer to as the underlying asset with respect to the Fund, due to the fees and expenses charged by the Fund or by restrictions on access to the underlying asset due to other circumstances. Additionally, there is a risk that part or all of the Fund’s holdings in its underlying asset could be lost or stolen.
Access to the Fund’s underlying asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack or cyberattack). All of these factors may lead to a lack of correlation between the performance of the Fund and its underlying asset. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

PS-7 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
During periods of market volatility, the Fund’s underlying asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying asset as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
• VOLATILITY RISK —
Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the Final Value could be less than or equal to the Initial Value. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply during the term of the notes, which could result in you receiving only the principal amount of your notes at maturity. In addition, because the Fund is linked to a single asset, not a diverse basket or a broad-based index, the notes carry greater risk and may be more volatile than securities linked to the values of a diverse basket or a broad-based index.
• THE NOTES ARE SUBJECT TO RISKS RELATING TO BITCOIN AND THE BITCOIN NETWORK —
The Fund offers exposure to bitcoin. Bitcoin is a digital asset designed to act as a medium of exchange and does not represent legal tender. Use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin are new and novel products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about bitcoin holdings is limited, as ownership of bitcoin is semi-anonymous and the supply of accessible bitcoin is unknown.
Bitcoin is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal, state and/or foreign governments may restrict the use and exchange of bitcoin and any such regulatory actions may adversely affect the value of bitcoin. Bitcoin and the bitcoin network face significant challenges to scaling. Bitcoin has been and may continue to be subject to extreme market volatility.
Competition from other digital assets or so-called “central bank digital currencies” could adversely affect the value of bitcoin.
Political or economic crises may motivate large-scale sales of bitcoin, which could result in a reduction in the prices of bitcoin and adversely affect an investment in the notes. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, bitcoin may lead to decreased participation in the bitcoin network or decreased interest in or use of bitcoin, which could adversely affect the value of bitcoin and therefore the value of and return on the notes. The value of bitcoin may fall to zero, causing you to lose some or most of your principal amount at maturity. If bitcoin continues to be subject to sharp fluctuations, the Fund and the notes may be adversely affected.
The value of bitcoin could be adversely affected by the actions of bitcoin miners. Your investment in the notes could also be adversely affected by a temporary or permanent “fork” (or “split”) of the bitcoin network and the blockchain, with one version running pre-modified software and the other running modified software. Even when held indirectly, investment vehicles like the
Fund may be affected by the high volatility associated with bitcoin exposure. Bitcoin is susceptible to theft, loss, destruction and fraud.
Bitcoin exchanges and other trading venues on which bitcoin trades are also relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Bitcoin exchanges may stop operating or permanently shut down due to fraud, technical glitches, internet disruptions, hackers or malware (e.g., intentional network attacks), which may also affect the price of bitcoin. Events that negatively affect bitcoin may negatively affect the performance of the Fund and the notes.
• LIMITED TRADING HISTORY —
The Fund commenced trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance.
Accordingly, historical information for the Fund is available only since that date. Past performance should not be considered indicative of future performance.
• THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-8 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
The Fund
The Fund is an exchange-traded fund that seeks to reflect generally the performance of the price of bitcoin before the payment of its expenses and liabilities. The assets of the Fund consist primarily of bitcoin held by the bitcoin custodian on behalf of the Fund. For additional information about the Fund, see Annex A below.
Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the
Fund from January 12, 2024 through September 19, 2025. The Fund commenced trading on The Nasdaq Stock Market on January 11,
2024 and therefore has limited historical performance. The closing price of one share of the Fund on September 25, 2025 was $62.10.
We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Observation Date. There can be no assurance that the performance of the Fund will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and
JPMorgan Chase & Co.

PS-9 | Structured Investments
Capped Notes Linked to the iShares® Bitcoin Trust ETF
Tax Treatment
There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as
Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.
You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules.
The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.
Our intended treatment of the notes as CPDIs will be binding on you, unless you properly disclose to the IRS an alternative treatment.
Also, the IRS may challenge the treatment of the notes as CPDIs. If the IRS successfully challenges the treatment of the notes as
CPDIs, then the notes will be treated as debt instruments that are not CPDIs and, would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the notes would be higher than if the notes were treated as CPDIs, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the
IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax
Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.
Comparable Yield and Projected Payment Schedule
We have determined that the “comparable yield” is an annual rate of 5.42%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,306.80. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

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Calendar Period
Accrued OID During
Calendar Period (Per
$1,000 Principal
Amount Note)
Total Accrued OID from Original
Issue Date (Per $1,000 Principal
Amount Note) as of End of
Calendar Period
September 30, 2025 through December 31, 2025………...
$13.55
$13.55
January 1, 2026 through December 31, 2026………………
$55.68
$69.23
January 1, 2027 through December 31, 2027………………
$58.74
$127.97
January 1, 2028 through December 31, 2028………………
$61.97
$189.94
January 1, 2029 through December 31, 2029………………
$65.37
$255.31
January 1, 2030 through September 30, 2030………………
$51.49
$306.80
The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Tax Treatment.”
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be

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Capped Notes Linked to the iShares® Bitcoin Trust ETF
allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See
“Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated
Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices
of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May
Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Fund” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.
This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State
of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2023.
Additional Terms Specific to the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with

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Capped Notes Linked to the iShares® Bitcoin Trust ETF
conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A
The iShares® Bitcoin Trust ETF
All information contained in this pricing supplement regarding the iShares® Bitcoin Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the
Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors, a
California corporation that is wholly-owned subsidiary of BlackRock, is the trustee of the Fund. The Bank of New York Mellon is the cash custodian of the Fund and Coinbase Custody Trust Company, LLC is the bitcoin custodian of the Fund. The Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “IBIT.”
The Fund seeks to reflect generally the performance of the price of bitcoin before the payment of its expenses and liabilities. The assets of the Fund consist primarily of bitcoin held by the bitcoin custodian on behalf of the Fund. The Fund issues blocks of shares in exchange for deposits of bitcoin and distributes bitcoin in connection with the redemption of blocks of shares. The shares of the Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin. The shares of the Fund represent units of fractional undivided beneficial interest in and ownership of the Fund. The Fund is a passive investment vehicle that does not seek to generate returns beyond tracking the price of bitcoin and the sponsor of the Fund does not actively manage the bitcoin held by the Fund. The trustee of the Fund sells bitcoin held by the Fund to pay the Fund’s expenses on an as-
needed basis irrespective of then-current bitcoin prices.
Currently, the Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the Fund and is payable at least quarterly in arrears. The trustee of the Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the Fund not assumed by
iShares Delaware. As a result of the recurring sales of bitcoin necessary to pay the Fund sponsor’s fee and the Fund expenses or liabilities not assumed by the Fund sponsor, the net asset value of the Fund and, correspondingly, the fractional amount of bitcoin represented by each share will decrease over the life of the Fund. New deposits of bitcoin, received in exchange for additional new issuances of shares by the Trust, do not reverse this trend.
Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-272680 and 001-41914, respectively, through the SEC’s website at http://www.sec.gov. The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and
iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.
Bitcoin
Bitcoin is a digital asset the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin is protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.
Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can be bitcoin enthusiasts but increasingly are professional mining operations that design and build dedicated machines and data centers as the computing power required to solve the problem continues to increase significantly.